Exhibit 2.2

SHARE PURCHASE AGREEMENT AMENDING AGREEMENT

THIS AGREEMENT dated as of the 31st day of August, 2016.

A M O N G:

CYNAPSUS THERAPEUTICS INC.

(hereinafter called the “Purchaser”)

OF THE FIRST PART

- and -

THE PERSONS SET OUT IN EXHIBIT “A” HERETO

(hereinafter collectively called the “Shareholders”)

OF THE SECOND PART

WHEREAS the Purchaser and the Shareholders entered into a share purchase agreement dated as of December 22, 2011, as subsequently amended as of January 25, 2015 (the “Share Purchase Agreement”), whereby the Shareholders agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Shareholders, all of the issued and outstanding shares in the capital of the Corporation;

AND WHEREAS the Purchaser and the Shareholders wish to amend certain provisions of the Share Purchase Agreement to better reflect the contemplated agreement between the parties, as more fully set forth in this share purchase agreement amending agreement (this “Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

Article 1 - AMENDMENTS TO THE SHARE PURCHASE AGREEMENT

1.1	Definitions

Definitions of “Acquisition”, “Arrangement” and “Take-over Bid” are added as follows:

“Acquisition” means any transaction or series of transactions in which one or more persons acting jointly or in concert acquires, directly or indirectly, at least 90% of the issued and outstanding common shares of the Purchaser pursuant to a Take-over Bid, Arrangement or otherwise.

“Arrangement” means an arrangement under the provisions of Section 192 of the Canada Business Corporations Act.

“Take-over bid” means a take-over bid as defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids.

The definition of “Discounted Market Price” is hereby deleted in its entirety.

The definition of “Exchange” is hereby deleted in its entirety and replaced with the following:

“Exchanges” shall mean the Toronto Stock Exchange and The Nasdaq Global Market.

1.2	Section 3.1(c)

Section 3.1(c) of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(i) For the purposes of this Section 3.1(c), “Successful Completion” means a discontinuation rate of less than 10% for adverse events associated with oral irritation and/or stomatitis during the 24 weeks of treatment under the Final Safety Study, being CTH 301.

(ii) If an Acquisition is completed prior to Successful Completion and the first public announcement of the top-line data of the Final Safety Study, $2,500,000 of the Purchase Price shall be allocated and paid in cash by the Purchaser to the Shareholders, and in the amounts, set forth in Appendix A, on the date on which the Acquisition is completed.

(iii) If an Acquisition does not occur prior to Successful Completion and the first public announcement of the top-line data of the Final Safety Study, $2,500,000 of the Purchase Price shall be allocated and paid to the Shareholders, and in the amounts, set forth in Appendix A, upon Successful Completion and the first public announcement of the top-line data of the Final Safety Study, by the issuance of newly issued Purchaser Shares at a price per share equal to the greater of (A) the weighted average trading price per share of the Purchaser Shares, over a 30 day trading period, immediately preceding the first public announcement of the top-line data of the Final Safety Study and (B) the lowest price per share at which the Purchaser Shares may be issued to the Shareholders on the date of issue in accordance with the applicable rules of the Exchanges.”

1.3	Effective Date

The amendments to the Share Purchase Agreement set forth herein shall be effective as and from the date first set out above.

1.4	No Other Amendments

Except as expressly amended by this Agreement, the Purchaser and the Shareholders hereby confirm and agree that the Share Purchase Agreement remains in full force and effect, unamended, in accordance with the terms thereof.

1.5	References to Share Purchase Agreement

From and after the date hereof, unless the context otherwise requires, the Share Purchase Agreement and this Agreement shall be read together and shall have effect as if the provisions of the Share Purchase Agreement and this Agreement were contained in one agreement. From and after the date hereof, any reference to “this Agreement” in the Share Purchase Agreement and any reference to “the Share Purchase Agreement” in any other agreement, document or instrument shall be and be deemed to be a reference to the Share Purchase Agreement as amended by this Agreement.

Article 2 - GENERAL PROVISIONS

2.1	Definitions

Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in the Share Purchase Agreement.

2.2	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.3	Governing Law; Jurisdiction

This Agreement shall be governed, construed and, subject to Section 12.14 of the Share Purchase Agreement, enforced in accordance with the internal laws of the Province of Ontario and the parties hereto attorn to the jurisdiction of the courts thereof, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

SIGNED, SEALED & DELIVERED
in the presence of:
)
/s/ Alfred Page	)		/s/ Anthony Giovinazzo
Witness	)		ANTHONY GIOVINAZZO

)
/s/ Bridget Pforr	)		/s/ David Hedden
Witness	)		DAVID HEDDEN

COLLABRITY, INC.

		Per:	/s/ Christopher Lehman
Authorized Signing Officer

)
/s/ Tracy Williams	)		/s/ Robin Walker
Witness	)		ROBIN WALKER

)
/s/ Robert Schulman	)		/s/ Judi Weissinger
Witness	)		JUDI WEISSINGER

)
/s/ Raed El-Najdawi	)		/s/ John Nardini
Witness	)		JOHN NARDINI

)
/s/ Cassandra Giovinazzo	)		/s/ Joseph Giovinazzo
Witness	)		JOSEPH GIOVINAZZO

CYNAPSUS THERAPEUTICS INC.

Per:	/s/ Andrew Williams
Andrew Williams
Chief Financial Officer

EXHIBIT “A”

1.	Anthony Giovinazzo - $1,345,454.55

2.	David Hedden - $397,727.27

3.	Collabrity, Inc. - $250,000

4.	Robin Walker - $215,909.09

5.	Judi Weissinger - $215,909.09

6.	John Nardini - $50,000

7.	Joseph Giovinazzo - $25,000